Exhibit 10.1

PURCHASE AND SALE
AGREEMENT

by and between
COINSTAR, INC.
and
GETAMOVIE, INC.

Dated as of February 12, 2009

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

SCHEDULES

Schedule I	Form of Closing Deferred Consideration Schedule
Schedule II	Deferred Consideration Unit Price Schedule
Schedule III	Form of Deferred Consideration Payment Date Schedule

EXHIBITS

Exhibit A	Form of Note Assignment Agreement
Exhibit B	Form of Registration Rights Agreement

iii

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 12, 2009, is by and between Coinstar, Inc., a Delaware corporation (“Purchaser”), and GetAMovie, Inc., an Illinois corporation (“Seller”).
RECITALS
          WHEREAS, Seller is the record and beneficial owner of 3,999,789 Class A Interests (the “GAM Shares”) in Redbox Automated Retail, LLC, a Delaware limited liability company (the “Company”), constituting 44.44% of the outstanding Class A Interests, and Purchaser is the record and beneficial owner of 4,590,000 Class A Interests, constituting 51% of the outstanding Class A Interests with the balance of the Class A Interests held by another investor in the Company;
          WHEREAS, Purchaser desires to purchase the GAM Shares from Seller, and Seller desires to sell the GAM Shares to Purchaser, on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, simultaneously with the sale of the GAM Shares and pursuant to a Note Assignment Agreement, a form of which is attached hereto as Exhibit A, Seller desires to convey, transfer and assign to Purchaser all of Seller’s rights, title and interest in and to that certain Term Promissory Note dated May 3, 2007 made by the Company in favor of Seller in the principal amount of $10,000,000 (the “Note”);
          WHEREAS, this Agreement constitutes Seller’s Buy-Sell Notice under Section 8.06(a) of that certain Third Amended and Restated Limited Liability Company Operating Agreement by and among Purchaser, Seller, the Company and certain other investors, dated May 31, 2006 (the “LLC Agreement”);
          WHEREAS, upon fulfillment or waiver of the conditions set forth in Section 6.1 and 6.2 herein, this Agreement shall constitute Purchaser’s written agreement to purchase the GAM Shares pursuant to Seller’s Buy-Sell Notice under Section 8.06 of the LLC Agreement;
          WHEREAS, upon fulfillment or waiver of the conditions set forth in Section 6.1 and 6.2 herein, this Agreement shall set forth the fair market value for the GAM Shares as agreed to by the Seller and Purchaser under Section 8.06(e) of the LLC Agreement; and
          WHEREAS, this Agreement and the transactions contemplated hereby constitute a sale transaction as contemplated by Section 8.06 of the LLC Agreement.
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
     1.1 Certain Definitions. As used in this Agreement, the terms below shall have the meanings specified below.
          “8-K Filing” shall have the meaning specified in Section 5.3.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Agreement” shall have the meaning specified in the preamble to this Agreement.
          “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
          “Audited Annual Financial Statements” means the audited consolidated balance sheet of Purchaser and its Subsidiaries for the fiscal year ended December 31, 2007, or, to the extent available, for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of Purchaser and its Subsidiaries, including the notes thereto.
          “beneficial owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.
          “Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banking institutions in the State of Illinois or the State of New York are authorized or obligated by Law to close.
          “cash” shall mean U.S. dollars or any other lawful currency of the United States.
          “Cash Payment Events” shall have the meaning specified in Section 2.4(b)(viii).
          “Closing” shall have the meaning specified in Section 2.3(a).
          “Closing Date” shall have the meaning specified in Section 2.3(a).
          “Closing Deferred Consideration Schedule” shall have the meaning specified in Section 2.4(a).

          “Code” means the Internal Revenue Code of 1986.
          “Company” shall have the meaning specified in the recitals to this Agreement.
          “Contest” means any audit, litigation or other proceeding with respect to any Tax matter.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Credit Facility” means the Credit Agreement by and among Purchaser, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and certain other Lenders party thereto, dated as of November 20, 2007 and amended as of the date of this Agreement in form reasonably satisfactory to Seller (or any successor or replacement or additional facility or loan agreement).
          “Deferred Cash Payments” shall have the meaning specified in Section 2.4(d).
          “Deferred Consideration” shall have the meaning specified in Section 2.4(a).
          “Deferred Consideration Payment Date” shall have the meaning specified in Section 2.4(b).
          “Deferred Consideration Unit” shall have the meaning specified in Section 2.4(a).
          “Deferred Consideration Unit Price” means, with respect to the payment of the Deferred Consideration in any month, the value of one Deferred Consideration Unit as specified in Section 2.4.
          “Deferred Stock Payment” shall have the meaning specified in Section 2.4(c)(i).
          “Environmental Laws” means any and all Laws, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions of any Governmental Entity relating to pollution and the protection of the environment or natural resources, human health and safety, or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to surface water, groundwater, land surface, subsurface strata, or public or private systems.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Purchaser or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Purchaser within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) other than the Company.
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Purchaser or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Purchaser or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Purchaser or any ERISA Affiliate.
          “Excess Liquidity” means, with respect to any Measurement Date, the excess of (i) the average of the unborrowed amount available for borrowing under the Credit Facility on each of the 30 days immediately preceding such Measurement Date, over (ii) $62,500,000.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.
          “GAM Shares” shall have the meaning specified in the recitals to this Agreement.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.
          “Governmental Entity” means any federal, state, local or foreign court, government or political subdivision or department thereof, or any governmental administrative or regulatory body.
          “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation; (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation; (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be equal to the stated or determinable outstanding amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
          (c) net obligations of such Person under all Swap Contracts;
          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) capital leases and Synthetic Lease Obligations;

          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
          (h) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any general partnership or limited partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person by contract or operation of law. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
          “Indemnified Party” shall have the meaning specified in Section 5.12(c).
          “Indemnifying Party” shall have the meaning specified in Section 5.12(c).
          “Initial Consideration” shall have the meaning specified in Section 2.2(a).
          “Initial Cash Consideration” shall have the meaning specified in Section 2.2(a).
          “Initial Stock Consideration” shall have the meaning specified in Section 2.2(a).
          “IP Rights” shall have the meaning specified in Section 4.14.
          “Law” means any law, statute, ordinance, rule or regulation of any Governmental Entity.
          “Lien” means any mortgage, pledge, lien, security interest or other similar encumbrance.
          “Liquidity Event” means any of the following events: (a) a public or private offering of securities of any type whatsoever by Purchaser or any Purchaser Subsidiary (including the Company); or (b) any conveyance, sale or disposition of Purchaser’s interest in property or assets of Purchaser or any Purchaser Subsidiary in exchange for cash, whether in whole or in part, excluding (i) in the ordinary course of business and (ii) any foreclosure or similar action by any Person under the Credit Facility.
          “Liquidity Event Proceeds” shall have the meaning specified in Section 5.8(a).
          “LLC Agreement” shall have the meaning specified in the recitals to this Agreement.
          “Losses” shall have the meaning specified in Section 5.12(a).

          “McD USA Rollout Agreement” means that certain Rollout Purchase, License and Service Agreement dated as of November 16, 2006 by and between the Company and McDonald’s USA, LLC.
          “Measurement Date” means the last day of each month beginning April 30, 2009, if, as of such date, any Deferred Consideration shall remain unpaid hereunder.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Purchaser or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “New Seller Disclosure” means any disclosure relating to Seller and/or its Affiliates (including any of its or their current or former employees, officers and directors), the transactions contemplated by this Agreement, the terms of the McD USA Rollout Agreement or any other matter relating to any contractual or other relationship among the Company and/or Purchaser, on the one hand, and Seller and/or its Affiliates, on the other hand.
          “Nine-Month Default” shall have the meaning specified in Section 2.5.
          “Note” shall have the meaning specified in the recitals to this Agreement.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Purchaser or any ERISA Affiliate or to which Purchaser or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
          “Person” means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association, other entity or Governmental Entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Purchaser or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Pre-Closing Tax Period” means taxable periods (or portions thereof) ending on or prior to the Closing.
          “Purchase Price” shall have the meaning specified in Section 2.1(b).
          “Purchaser” shall have the meaning specified in the preamble to this Agreement.
          “Purchaser Common Stock” means shares of Purchaser common stock, par value $0.001 per share.

          “Purchaser Indemnified Parties” shall have the meaning specified in Section 5.12(b).
          “Purchaser Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (a) is material and adverse to the business, assets, results of operations or financial condition of Purchaser and its Subsidiaries taken as a whole; or (b) would materially impair the ability of Purchaser to perform its obligations under this Agreement or the Registration Rights Agreement or to consummate the Closing; provided, however, that in determining whether a Purchaser Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (i) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to U.S. public companies; (ii) changes, after the date hereof, in applicable Laws by Governmental Entities; (iii) actions or omissions of Purchaser expressly required or permitted by this Agreement or taken with the prior written consent of Seller; (iv) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates and credit markets; (v) the failure of Purchaser to meet any internal or public projections, forecasts, estimates or guidance (including guidance as to “earnings drivers”) for any period ending on or after December 31, 2008 (but not the underlying causes of such failure); (vi) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism; and (vii) the public disclosure of this Agreement or the transactions contemplated hereby.
          “Purchaser SEC Reports” shall have the meaning specified in Section 4.4.
          “Purchaser VWAP” means, with respect to Purchaser Common Stock included in the Initial Consideration or any Deferred Stock Payment, the average of the volume weighted average price per share of Purchaser Common Stock for each of the eight NASDAQ trading days prior to, but not including, the Closing Date (in the case of the Initial Stock Consideration) or the applicable Deferred Consideration Payment Date (in the case of Deferred Stock Consideration), as the case may be.
          “Registration Rights Agreement” means that certain Registration Rights Agreement between Purchaser and Seller, a form of which is attached hereto as Exhibit B.
          “Reorganization Event” shall have the meaning specified in Section 5.7(a).
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Purchaser, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to Purchaser’s stockholders, partners or members (or equivalent Persons).
          “Rule 144” means such rule promulgated under the Securities Act.

          “S-3 Shelf Registration Statement” means a registration statement (including any amendment or supplement thereto) on Form S-3.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933.
          “Seller” shall have the meaning specified in the preamble to this Agreement.
          “Seller Indemnified Parties” shall have the meaning specified in Section 5.12(a).
          “Seller Material Adverse Effect” means an effect that would prevent or materially impair or delay Seller from consummating the Closing or the transactions contemplated herein.
          “Six-Month Default” shall have the meaning specified in Section 2.5.
          “Solvent” shall have the meaning specified in Section 4.15.
          “Subsidiary” means, with respect to any Person, a corporation or other entity of which the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or comparable body) of such Person are owned, directly or indirectly, through one or more intermediaries, by such Person. Notwithstanding the foregoing definition, prior to the Closing Date, the Company shall not be considered a Subsidiary of Purchaser for purposes of the representations and warranties contained in Article IV of this Agreement or for purposes of the defined term “Purchaser Material Adverse Effect”. From and after the Closing Date until the termination of Purchaser’s obligations under this Agreement, the Company shall be considered to be a Subsidiary of Purchaser for all purposes under this Agreement.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Tax” or “Taxes” shall mean all taxes, however denominated, including all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including taxes, charges, fees, levies or other assessments which are imposed upon or incurred under Treasury Regulation §1502-6 (or any similar provision of state, local or foreign law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes as transferee or successor by contract or otherwise) together with any and all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Governmental Entity.
          “Tax Returns” means any report, return, information return, forms, declarations, statements, or other document required to be filed with any Tax authority with respect to Taxes, including any amendment thereof.
          “Taxing Authority” means any governmental agency, board, bureau, body, person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.
          “Transfer Taxes” shall have the meaning specified in Section 7.4.
          “Unaudited Interim Financial Statements” mean (i) prior to the Closing Date, the unaudited consolidated balance sheet of Purchaser and its Subsidiaries dated September 30, 2008, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal quarter ended on that date, including the notes thereto; and (ii) following the Closing Date and prior to the payment in full of the Deferred Consideration, the unaudited consolidated balance sheet of Purchaser and its Subsidiaries and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the last full fiscal quarter prior to the applicable Deferred Consideration Payment Date.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          “Unpaid Unit Amount” shall have the meaning specified in Section 5.8(b).
          “Unpaid Unit Fraction” shall have the meaning specified in Section 5.8(b).
     1.2 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, references to this Agreement and the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement, including schedules and exhibits, as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement, instrument or statute defined or referred to herein or any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or replaced, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor agreements, instruments or statutes. Any agreement or instrument referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein.
ARTICLE II
SHARE PURCHASE
     2.1 Purchase and Sale of Shares.
     (a) Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of the GAM Shares and the Note, together with all rights and obligations attaching thereto.
     (b) Purchase Price. The aggregate consideration to be paid by Purchaser for all of the GAM Shares and the Note shall be the sum of the Initial Consideration (as defined below) and the Deferred Consideration (as set forth in the Closing Deferred Consideration Schedule and calculated pursuant to Section 2.4(a)) (the “Purchase Price”), in each case, to be paid in the manner and at the times set forth in Sections 2.2 through 2.4.
     2.2 Initial Consideration.

     (a) The Initial Consideration shall equal: (i) the product of the Purchaser VWAP and 1,500,000 shares of Purchaser Common Stock, rounded to the nearest dollar, which portion of the Initial Consideration shall be deliverable in the form of 1,500,000 shares of Purchaser Common Stock (the “Initial Stock Consideration”), plus (ii) cash in an amount equal to $10,000,000 by wire transfer of immediately available funds to an account designated in writing by Seller (the “Initial Cash Consideration” and together with the “Initial Stock Consideration,” the “Initial Consideration”).
     (b) The balance of the Purchase Price shall be payable by Purchaser following the Closing Date as set forth in Section 2.4 below.
     2.3 Closing.
     (a) Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections 6.1 and 6.2, the closing of the transactions contemplated by Sections 2.1(a) and 2.2(a) (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, at 10:00 a.m., New York City time, on February 26, 2009 or at such other date and place as the parties may otherwise agree (such date, the “Closing Date”).
     (b) Closing Deliveries and Actions.
     (i) At the Closing, Seller shall deliver, or cause to be delivered, as the case may be, to Purchaser the following:
     (A) the GAM Shares and the Note, free and clear of any Liens;
     (B) a duly executed counterpart of the Registration Rights Agreement and the Note Assignment Agreement;
     (C) the certificate contemplated by Section 6.2(c) hereof; and
     (D) such other certificates, instruments of conveyance or documents as may be reasonably requested by Purchaser to carry out the intent and purposes of this Agreement.
     (ii) At the Closing, Purchaser shall deliver, or cause to be delivered, as the case may be, to Seller the following:
     (A) the Initial Cash Consideration;
     (B) the Initial Stock Consideration;
     (C) a duly executed counterpart of the Registration Rights Agreement (including the related indemnity letter agreement by and between Purchaser and Goldman, Sachs & Co.);
     (D) the S-3 Shelf Registration Statement required by Section 6.1(i);

     (E) the Closing Deferred Consideration Schedule;
     (F) the certificates contemplated by Section 6.1(c) hereof; and
     (G) such other certificates, instruments of conveyance or documents as may be reasonably requested by Seller to carry out the intent and purposes of this Agreement.
     2.4 Deferred Consideration.
     (a) In addition to the Initial Consideration, Purchaser shall pay deferred consideration under this Agreement by payment to Seller of a total of ten deferred consideration units (each a “Deferred Consideration Unit” and, together, the “Deferred Consideration”). The amount paid for any Deferred Consideration Unit will be based upon a schedule substantially in the form of Schedule I that Purchaser shall deliver to Seller no later than 5:00 p.m., New York time, on the Business Day immediately preceding the Closing Date (the “Closing Deferred Consideration Schedule”). The Closing Deferred Consideration Schedule shall include a table setting forth (i) the Deferred Consideration Unit Price to be paid by Purchaser for a Deferred Consideration Unit, which amount will vary based upon (A) the amount of the Initial Consideration paid by Purchaser as set forth in Schedule II; and (B) the month in which Purchaser pays such Deferred Consideration Unit as set forth in Schedule II (with the parties agreeing to make proportional adjustments to the applicable Deferred Consideration Unit Prices to the extent that the Initial Consideration falls between the values set forth under “Initial Consideration” in Schedule II); (ii) the estimated total Deferred Consideration, assuming payment of five Deferred Consideration Units on and as of July 31, 2009 and payment of the remaining five Deferred Consideration Units on and as of October 30, 2009; and (iii) the estimated Purchase Price, which shall be equal to the sum of the aggregate value of the Initial Consideration and the aggregate Deferred Consideration calculated in accordance with clause (ii) above. The Purchaser shall pay at least five Deferred Consideration Units on or prior to July 31, 2009 and the Deferred Consideration shall be payable in full on or prior to October 30, 2009 pursuant to the terms of the Closing Deferred Consideration Schedule. Subject to the foregoing sentence, Purchaser may pay a Deferred Consideration Unit or Deferred Consideration Units at any time and from time to time, without penalty, provided that, except as set forth in subsection Section 5.8(c), each Deferred Consideration Unit shall be in an amount or, in any case in which such payment includes Purchaser Common Stock, have a value (determined as provided in subsection (c)(ii) below), equal to the Deferred Consideration Unit Price for the month in which the Deferred Consideration Payment Date (as defined below) occurs.
     (b) The Deferred Consideration or any payment of any portion thereof shall be payable, at Purchaser’s election, in cash or in Purchaser Common Stock or a combination of cash and Purchaser Common Stock. Purchaser’s right to elect Purchaser Common Stock as the form of consideration is subject to the further limitations set forth in Sections 5.7 and 5.8 and conditioned upon the fulfillment of each of the following conditions on and as of the date of the applicable payment (the “Deferred Consideration Payment Date”):
     (i) no Purchaser Material Adverse Effect shall have occurred and be continuing;

     (ii) immediately after giving effect to such payment, Seller would not own more than 9.9% of the Purchaser Common Stock then outstanding;
     (iii) after giving effect to such payment, Seller shall not have received more than 5,653,398 shares of Purchaser Common Stock pursuant to this Agreement, and, except if required by the terms of Section 5.18 herein, the filing of a Notification and Report Form pursuant to the HSR Act, no consent or approval of Purchaser’s shareholders or any governmental or regulatory authority or other Person pursuant to applicable Law or listing standards or the organizational documents of Purchaser or any contract, judgment or order by which Purchaser or any of its Subsidiaries is bound shall be required to be obtained by Purchaser in connection with such payment (after giving effect all prior payments), including pursuant to NASDAQ Rule 4350(i);
     (iv) Purchaser (A) shall be in compliance with the applicable listing criteria, procedures and guidelines of NASDAQ; (B) shall not have received notice from NASDAQ of its intent to delist the Purchaser Common Stock; and (C) shall not have taken any steps to delist the Common Stock from NASDAQ;
     (v) the Purchaser Common Stock proposed to be transferred shall have been authorized for listing on NASDAQ, subject only to official notice of issuance;
     (vi) Purchaser shall be, and shall have been during the 90-day period immediately preceding the Deferred Consideration Payment Date, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and shall have filed all required reports under section 13 or 15(d) of the Exchange Act (other than Form 8-K reports), as applicable, during the 12-month period immediately preceding such Deferred Consideration Payment Date;
     (vii) the price of Purchaser Common Stock as of the close of trading on the NASDAQ the last Business Day prior to the Deferred Consideration Payment Date shall not be less than $10 per share; and
     (viii) Purchaser shall not be insolvent or have made a general assignment for the benefit of its creditors or any filing of a petition in commercial insolvency or reorganization; nor shall there have been (A) any filing by any other Person against Purchaser or any of its Subsidiaries, which shall not have been stayed or dismissed within 180 days after the filing date or any adjudication of Purchaser or any such Subsidiary as bankrupt or insolvent, (B) any filing by or with the consent of Purchaser or any such Subsidiary of any other proceeding for the appointment of a receiver, a conciliator or an auditor thereof or other custodian or similar official for its respective business or assets, (C) the appointment by any court of competent jurisdiction of a receiver, a conciliator or an auditor or other custodian (permanent or temporary) of the assets of Purchaser or any such Subsidiary, or any part thereof; or (D) the institution of proceedings for a composition with creditors by or against Purchaser or any such Subsidiary, provided that, in the case of items (A) through (D) of this subsection (viii) as applied to a Subsidiary of Purchaser, such event or events would also reasonably be expected to adversely and materially affect the value of Purchaser Common Stock after the applicable Deferred Consideration Payment Date (the events specified in clauses (i) through (viii) collectively, the “Cash Payment Events”).

     (c) Deferred Stock Payments.
     (i) Subject to subsection (b) of this Section, if Purchaser elects to pay one or more Deferred Consideration Units in the form of Purchaser Common Stock (each such payment, a “Deferred Stock Payment”), Purchaser shall so notify Seller in writing at least 15 Business Days prior to the Deferred Consideration Payment Date on which such Deferred Stock Payment is proposed to be made. Such notice shall (A) include the proposed Deferred Consideration Payment Date, the applicable Deferred Consideration Unit Price for such date and the number of Deferred Consideration Units to be paid in cash and/or in the form of Purchaser Common Stock on such date; (B) include an estimate of the number of shares of Purchaser Common Stock (including the percentage of Purchaser Common Stock proposed to be transferred expressed as a percentage of the total Purchaser Common Stock outstanding after giving effect to the proposed Deferred Stock Payment) comprising such Deferred Stock Payment and the estimated value thereof, determined as of the date of such notice in accordance with the principles set forth in clause (ii) below; (C) specify the amount of any cash to be paid on such Deferred Consideration Payment Date; and (D) include an estimate of the Deferred Consideration Payment Date Schedule, substantially in the form attached hereto as Schedule III, reflecting the total value of the Deferred Consideration payment and the balance of the Deferred Consideration after giving effect to such payment and assuming that future payments of Deferred Consideration Units are made exclusively on July 31, 2009 (in such case, up to the minimum amount required to be paid on or prior to such date) and October 30, 2009. Within five Business Days of its receipt of such notice, Seller shall notify Purchaser in writing of the number of shares of Purchaser Common Stock then beneficially owned by Seller.
     (ii) The value of the Deferred Stock Payment shall be calculated by multiplying the number of shares of Purchaser Common Stock being delivered in such Deferred Stock Payment by the Purchaser VWAP. Immediately upon Seller’s receipt of the Deferred Stock Payment, the estimated Deferred Consideration shall be reduced by such amount.
     (iii) In the case of a Deferred Stock Payment, on the relevant Deferred Consideration Payment Date:
     (A) The representations and warranties of Purchaser contained in this Agreement, without regard to any materiality or material adverse effect qualifier contained therein, shall be true and correct on and as of such Deferred Consideration Payment Date as if made at and as of such Deferred Consideration Payment Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, a Purchaser Material Adverse Effect.
     (B) Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to such Deferred Consideration Payment Date.
     (C) Purchaser shall deliver, or cause to be delivered, to Seller a certificate dated as of such Deferred Consideration Payment Date and signed by a duly authorized officer of Purchaser, satisfactory in form to Seller (x) to the effect of Section 2.4(c)(iii)(A) and (B) above; and (y) confirming the satisfaction of each of the conditions set forth in Section 2.4(b).
     (D) Seller shall deliver, or cause to be delivered, to Purchaser a certificate dated as of such Deferred Consideration Payment Date and signed by a duly authorized officer of Seller, satisfactory in form to Purchaser, setting forth the total number of shares of Purchaser Common Stock beneficially owned by Seller as of such Deferred Consideration Payment Date.
     (E) Purchaser shall deliver a Deferred Consideration Payment Date Schedule reflecting the estimated Deferred Consideration payment pursuant to subsection (c)(i)(D) above.
     (F) Either (x) if required by the HSR Act, each party shall have filed a Notification and Report Form pursuant to the HSR Act and all required waiting periods under the HSR Act for a Deferred Stock Payment shall have expired or been terminated, or (y) Seller’s ultimate parent entity, as defined under 16 C.F.R. Section 801.1(a)(3), shall have provided a further representation confirming its intent to hold any Purchaser Common Stock, directly or indirectly, solely for the purpose of investment within the meaning of 16 C.F.R. Section 802.9.
     (d) Deferred Cash Payments.
     (i) Cash paid for any Deferred Consideration Unit (“Deferred Cash Payments”) shall have a value equal to the face amount thereof. If at any time Purchaser elects to pay any Deferred Consideration Unit in the form of a Deferred Cash Payment, or is prohibited from paying a Deferred Consideration Unit in Purchaser Common Stock as a result of a Cash Payment Event, Purchaser shall so notify Seller no later than two (2) Business Days prior to the applicable Deferred Consideration Payment Date and shall provide the estimated Deferred Consideration Payment Date Schedule, substantially in the form attached hereto as Schedule III, reflecting the total value of the Deferred Consideration payment and the estimated balance of the Deferred Consideration after giving effect to such payment and assuming that future payments of Deferred Consideration Units are made exclusively on July 31, 2009 (in such case, up to the minimum amount required to be paid on or prior to such date) and October 30, 2009 (which estimated Schedule shall be finalized and delivered to Seller on the Deferred Consideration Payment Date), provided that in the case of a Deferred Consideration payment that includes Purchaser Common Stock, Seller shall follow the procedures set forth in subsection (c) above, and provided further, that Deferred Cash Payments due and payable pursuant to Sections 2.5, 5.7 and 5.8 shall be payable in accordance with the procedural requirements of such Sections.
     (ii) In the case of a Deferred Cash Payment, on the relevant Deferred Consideration Payment Date:
     (A) The representations and warranties of Purchaser contained in Section 4.1 (Existence, Qualification and Power), Section 4.2 (Consents and Approvals; No Violation), Section 4.15 (Solvency) and Section 4.17 (Brokers and Finders) without regard to any materiality or material adverse effect qualifier contained therein, shall be true and correct on and as of such Deferred Consideration Payment Date as if made at and as of such Deferred Consideration Payment Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
     (B) Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Deferred Consideration Payment Date.
     (C) Purchaser shall deliver, or cause to be delivered, to Seller a certificate dated as of such Deferred Consideration Payment Date and signed by a duly authorized officer of Purchaser, satisfactory in form to Seller to the effect of Section 2.4(d)(ii)(A) and (B) above.
     (D) Purchaser shall deliver a Deferred Consideration Payment Date Schedule reflecting the Deferred Consideration payment pursuant to subsection (d)(i) above.
     (e) Deliveries. Deferred Stock Payments and Deferred Cash Payments shall be delivered to such account as Seller may designate in writing to Purchaser, which designation shall remain in effect until Seller shall otherwise notify Purchaser in writing in accordance with Section 9.2.
     2.5 Events of Default. If (a) Purchaser has not, in accordance with Section 2.4(a) above, (i) paid a total of at least five Deferred Consideration Units by July 31, 2009 (the “Six-Month Default”); or (ii) paid a total of ten Deferred Consideration Units by October 30, 2009 (the “Nine-Month Default”); or (b) Purchaser is in material breach of any of its obligations in this Agreement and such breach is incapable of being cured within ten Business Days of written notice of such breach, the remaining Deferred Consideration, which shall be equal to the Purchase Price as set forth on the Closing Deferred Consideration Schedule minus the value (determined in accordance with Section 2.4(a) above) of the Deferred Consideration previously paid by Purchaser (including any payments pursuant to Section 5.8 hereof), shall become due and payable immediately, and Purchaser shall, within five Business Days thereafter, pay such remaining Deferred Consideration in cash by wire transfer of immediately available funds to an account designated in writing by Seller. If Purchaser fails to pay such amount within such five Business Day period, upon such failure and during the continuation thereof until payment in full, the remaining unpaid Deferred Consideration shall bear interest at a daily compounded rate equal to 18% per annum or the highest rate permitted by applicable Law, whichever is lower. Interest shall be computed on a 360-day year and charged for the actual number of days elapsed.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as contemplated by Section 6.2(a), that the statements contained in this Article III are true and correct.
     3.1 Existence, Authorization and Validity of Agreement.
     (a) Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Seller has full legal right, power and authority to execute and deliver, and perform its obligations under, this Agreement.
     (b) This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof by all parties hereto other than Seller) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity.
     3.2 Consents and Approvals; No Violation
     (a) Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of Seller’s organizational documents as in effect as of the date of this Agreement; (ii) assuming all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law; (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or by which any of its assets is bound.
     (b) Except as contemplated by Section 5.18, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller does not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

     3.3 Title to the GAM Shares and the Note. Subject to the terms and conditions hereof and the terms and conditions set forth in the Note Assignment Agreement, at the Closing, Seller shall deliver to Purchaser good and valid title to the GAM Shares and the Note, free and clear of any Liens.
     3.4 Securities Act.
     (a) Seller acknowledges that, on issuance, any Purchaser Common Stock transferred hereunder to Seller shall not be registered under the Securities Act or under any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement filed with the SEC or pursuant to an exemption from the registration requirements of the Securities Act.
     (b) Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
     3.5 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Chris Catalano, whose fees and expenses shall be paid by Seller.
     3.6 HSR Act. Any Purchaser Common Stock paid to Seller and any Purchaser Common Stock held, directly or indirectly, by Seller’s ultimate parent entity, as defined under 16 C.F.R. Section 801.1(a)(3), at the Closing will be held solely for the purpose of investment within the meaning of 16 C.F.R. Section 802.9.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date as contemplated by Section 6.1(a), except as is disclosed in reasonable detail in the most recent annual report on Form 10-K filed by Purchaser with the SEC and in any Purchaser SEC Reports filed subsequent to such annual report, in the case of both such annual report and such other Purchaser SEC Reports, filed prior to the date of this Agreement (other than disclosures referred to in the “Factors That May Affect Future Results,” “Risk Factors” or “Forward Looking Statements” sections of such Form 10-K or Purchaser SEC Reports). Purchaser further represents and warrants to Seller that certain of the statements contained in this Article IV are true and correct as of the relevant Deferred Consideration Payment Date as contemplated by Section 2.4(c)(iii)(A) or Section 2.4(d)(ii)(A), as applicable, in each case except as is disclosed in reasonable detail in the most recent annual report on Form 10-K filed by Purchaser with the SEC and in any Purchaser SEC Reports filed subsequent to such annual report but prior to the relevant Deferred Consideration Payment Date (other than disclosures referred to in the “Factors That May Affect Future Results,” “Risk Factors” or “Forward Looking Statements” sections of such Form 10-K or Purchaser SEC Reports).

     4.1 Existence, Qualification and Power.
     (a) Purchaser and each Subsidiary thereof is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Purchaser has full legal right, power and authority to execute and deliver, and perform its obligations under, this Agreement. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
     (b) This Agreement has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery hereof by all parties hereto other than Purchaser) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity.
     4.2 Consents and Approvals; No Violation
     (a) Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of Purchaser’s organizational documents as in effect as of the date of this Agreement, (ii) assuming all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or by which any of its assets are bound.
     (b) Except as contemplated by Section 5.18, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser does not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain (A) would not prevent or materially delay the consummation of the transactions contemplated hereby or (B) has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

     4.3 Capitalization.
     (a) The authorized capital stock of Purchaser consists of 50 million shares, of which 45 million shares are Purchaser Common Stock and five million shares are preferred stock. As of February 10, 2009, 30,207,213 shares of Purchaser Common Stock and no shares of preferred stock were issued and outstanding. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.
     (b) Except as provided for in this Agreement or as provided for under plans or agreements disclosed in reasonable detail in the last annual report on Form 10-K filed by Purchaser with the SEC and in any Purchaser SEC Reports filed subsequent to such annual report, in the case of both such annual report and such other Purchaser SEC Reports, filed prior to the date of this Agreement or the relevant Deferred Consideration Payment Date, as applicable, there are no options, warrants, rights, scrip, calls, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Purchaser is a party or by which it is bound (i) obligating Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, to any Person (other than Seller) additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into, any capital stock of, or other equity interest in, Purchaser; or (ii) obligating Purchaser to issue, grant, extend or enter into any such option, warrant, right, scrip, call, convertible or exchangeable security, commitment, contract, arrangement or undertaking.
     4.4 SEC Reports. Purchaser has filed all registration statements, forms, reports and other documents required to be filed by Purchaser with the SEC since January 1, 2008. All such registration statements, forms, reports and other documents (including those that Purchaser may file after the date hereof until the payment in full of the Deferred Consideration and including all documents incorporated by reference in such registration statements, forms, reports and other documents) are referred to herein as the “Purchaser SEC Reports.” The Purchaser SEC Reports (a) were or will be filed on a timely basis, (b) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports, and (c) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Reports or necessary in order to make the statements in such Purchaser SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff. As of the date of this Agreement, none of the Purchaser SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of Purchaser’s Subsidiaries is required to file any form, report, registration, statement or other document with the SEC.
     4.5 Financial Statements; No Purchaser Material Adverse Effect.
     (a) The Audited Annual Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Purchaser and its Subsidiaries (including the Company for purposes of this Section 4.5) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of Purchaser and its Subsidiaries (including the Company for purposes of this Section 4.5) as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The Unaudited Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Purchaser and its Subsidiaries (including the Company for purposes of this Section 4.5) as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to normal year-end audit adjustments.
     (c) Since the date of the Audited Annual Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Purchaser Material Adverse Effect.
     4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Purchaser after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Entity, by or against Purchaser or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect this Agreement or any of the transactions contemplated hereby; or (b) could reasonably be expected to have a Purchaser Material Adverse Effect.
     4.7 No Default. Neither Purchaser nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Purchaser Material Adverse Effect.
     4.8 Ownership of Property; Liens. Each of Purchaser and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not reasonably be expected to have a Purchaser Material Adverse Effect. The property of Purchaser and its Subsidiaries is subject to no Liens except for (a) Liens relating to the Credit Facility; (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (c) materialmen’s, mechanics and similar statutory liens incurred in the ordinary course of business; (d) zoning, entitlement and other land use regulations by Governmental Entities; (e) the interests of the lessors and sublessors of any leased properties; and (f) Liens that do not materially interfere with the present use of the properties they affect.
     4.9 Environmental Matters.
     (a) Purchaser and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Purchaser has reasonably concluded that such Environmental Laws and claims could not reasonably be expected to have a Purchaser Material Adverse Effect.
     (b) Purchaser is not subject to any Environmental Liabilities that could reasonably be expected to have a Purchaser Material Adverse Effect, and Purchaser is not aware of any conditions or circumstances that could give rise to such Environmental Liabilities.
     4.10 Insurance. The properties of Purchaser and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Purchaser, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Purchaser or the applicable Subsidiary operates.
     4.11 Taxes.
     (a) All material Tax Returns required by applicable Law to be filed by or with respect to Purchaser or any Purchaser Subsidiary for all taxable periods ending on or before the date hereof have been timely filed (taking into account any extension of time within which to file) in accordance with all applicable Laws. All such Tax Returns are true, correct, and complete in all material respects.
     (b) Purchaser and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all Taxes on the most recent financial statements contained in the Purchaser SEC Reports.
     (c) The most recent financial statements contained in the Purchaser SEC Reports reflect an adequate reserve for all Taxes payable by Purchaser and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.
     (d) There is no claim, audit, action, suit, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or with respect to Purchaser or any of its Subsidiaries in respect of any Tax except for such claims, audits, actions, suits, proceedings or investigations as would not reasonably be expected to have a Purchaser Material Adverse Effect.
     (e) No agreements have been made by Purchaser or any of its Subsidiaries for the extension of time or the waiver of the statute of limitations for the assessment or payment of any material Taxes except for such agreements as would not reasonably be expected to have a Purchaser Material Adverse Effect.
     (f) Neither Purchaser nor any of its Subsidiaries has “participated” in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

     4.12 Company Taxes.
     (a) The Company has timely filed all material Tax Returns required to be filed under applicable Law by the Company for all taxable periods ending on or before the date hereof taking into account all available extensions. The Company has timely paid all material Taxes required to be paid by it shown on such Tax Returns, except to the extent such Taxes are being contested in good faith; and
     (b) the Company has not “participated” in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
     4.13 ERISA Compliance.
     (a) Each Plan, and each other employee benefit plan, program, arrangement, agreement or commitment, is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, except for such noncompliance as could not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except as could not reasonably be expected to have a Purchaser Material Adverse Effect.
     (b) There are no pending or, to the best knowledge of Purchaser, threatened claims, actions or lawsuits, or action by any Governmental Entity, with respect to any Plan, or with respect to the compensation or employment of any of Purchaser’s or its Subsidiaries’ current, prospective or former employees or independent contractors, that could reasonably be expected to have a Purchaser Material Adverse Effect. To the best knowledge of Purchaser, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Purchaser Material Adverse Effect.
     (c) Except as could not reasonably be expected to have a Purchaser Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Purchaser nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Purchaser nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Purchaser nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
     4.14 Purchaser Intellectual Property. Purchaser and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, trade secrets, domain names, know-how and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that any such conflict could not reasonably be expected to have a Purchaser Material Adverse Effect. To the best knowledge of Purchaser, no slogan or other advertising device, product, process, method, substance, part, software, work of authorship or other material now employed, or now contemplated to be employed, by Purchaser or any Subsidiary infringes upon any rights held by any other Person. Except as provided for in this Agreement, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Purchaser, threatened, which could reasonably be expected to have a Purchaser Material Adverse Effect.
     4.15 Solvency. Purchaser is, and after giving effect to the incurrence of all obligations being incurred in connection herewith and will be and will continue to be, individually and together with its Subsidiaries on a consolidated basis, Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of the Closing and immediately after consummating the transactions contemplated hereby, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it intends to engage or propose to be engaged following the Closing Date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that, as of the Closing and immediately after consummating the transactions contemplated hereby, the relevant Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
     4.16 Securities Act.
     (a) Purchaser is acquiring the GAM Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the GAM Shares have not been registered under the Securities Act or under any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act.
     (b) Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
     4.17 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Purchaser or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Conduct of Business of Purchaser. Except for any actions that Purchaser’s Board of Directors may, in good faith, determine to be inconsistent with their duties or Purchaser’s obligations under applicable Law, and except for actions that the Purchaser is permitted to take under the Credit Facility (whether by the terms thereof or by amendment thereof or by waiver or consent of the lender, in each case subject to the limitation set forth in Section 5.19(ii) herein), so long as any portion of the Deferred Consideration remains unpaid, Purchaser shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and its Subsidiaries’ business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it including, without limitation:
     (a) (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Purchaser Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Purchaser Material Adverse Effect;
     (b) comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Purchaser Material Adverse Effect;
     (c) unless contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Purchaser or its Subsidiaries, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (ii) all lawful claims which, if unpaid, would by Law become a Lien upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness;
     (d) (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear expected except where the failure to do so could not reasonably be expected to have a Purchaser Material Adverse Effect; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Purchaser Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities;

     (e) maintain with financially sound and reputable insurance companies not Affiliates of Purchaser, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Seller of termination, lapse or cancellation of such insurance; and
     (f) (i) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Purchaser or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Purchaser or such Subsidiary, as the case may be.
     5.2 Negative Covenants. Except for actions that the Purchaser is permitted to take under the Credit Facility (whether by the terms thereof or by amendment thereof or by waiver or consent of the lender, in each case subject to the limitation set forth in Section 5.19(ii) herein), so long as any portion of the Deferred Consideration remains unpaid, (a) Purchaser shall not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, and (b) Purchaser shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:
     (i) enter into any transaction of any kind with any Affiliate of Purchaser, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Purchaser or such Subsidiary as would be obtainable by Purchaser or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate;
     (ii) enter into any Contractual Obligation that limits its ability to pay the Deferred Consideration pursuant to the provisions set forth in Section 2.4; or
     (iii) make any optional or voluntary principal payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Indebtedness, except in the ordinary course of business.
     5.3 8-K Obligation. Within one Business Day of the date hereof, Purchaser shall issue a press release in the form previously agreed upon by Purchaser and Seller and file a report on Form 8-K disclosing the execution of this Agreement and the transactions contemplated herein and attaching such press release and this Agreement (the “8-K Filing”).
     5.4 NASDAQ Listing. Purchaser agrees to use commercially reasonable efforts to maintain the listing of the Purchaser Common Stock on the NASDAQ during the term of this Agreement.

     5.5 Legend.
     (a) Seller agrees that all certificates or other instruments representing the Purchaser Common Stock subject to this Agreement will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
     (b) Upon request of Seller and upon receipt by Purchaser of an opinion of counsel reasonably satisfactory to Purchaser to the effect that such legend is no longer required under the Securities Act and applicable state Laws, Purchaser shall promptly cause the legend to be removed from any certificate for Purchaser Common Stock to be transferred in accordance with the terms of this Agreement.
     5.6 Rule 144 Reporting. Purchaser agrees to, for so long as Seller owns any Purchaser Common Stock acquired pursuant to this Agreement:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1), at all times from and after the date of this Agreement;
     (b) file with the SEC, in a timely manner, all reports and other documents required of Purchaser under the Exchange Act, which reports shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filing or necessary in order to make the statements in such SEC filing, in the light of the circumstances under which they were made, not misleading; and
     (c) furnish to Seller forthwith upon request: a written statement by Purchaser as to its compliance with the reporting requirements of the Exchange Act; and such other reports and documents as Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
     5.7 Reorganization Events.
     (a) If, prior to the payment in full of the Deferred Consideration, there occurs:
     (i) any consolidation, merger or other similar business combination of Purchaser with or into another Person, in each case pursuant to which the Purchaser Common Stock will be converted into cash, securities or other property of Purchaser or another Person;
     (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of Purchaser, in each case pursuant to which the Purchaser Common Stock will be converted into cash, securities or other property of another Person;
     (iii) any reclassification of the Purchaser Common Stock into other securities, including securities other than Purchaser Common Stock;

     (iv) any statutory exchange of the outstanding shares of the Purchaser Common Stock for securities of another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 5.7(a), a “Reorganization Event”), then all remaining Deferred Consideration shall immediately become due and be payable to Seller in cash.
     (b) Purchaser (or its successor) shall, within five Business Days of the announcement of any Reorganization Event, provide written notice to Seller of the consummation thereof, which notice shall include the amount of remaining Deferred Consideration (as set forth in the Closing Deferred Consideration Schedule and calculated pursuant to Section 2.4(a)), and not later than ten Business Days after such announcement, pay the remaining Deferred Consideration to Seller by wire transfer of immediately available funds to an account designated in writing by Seller.
     5.8 Liquidity Event; Excess Liquidity.
     (a) Upon the availability of Excess Liquidity on a Measurement Date or net proceeds of a Liquidity Event (collectively, “Liquidity Event Proceeds”), Purchaser shall prepay the remaining Deferred Consideration (as set forth in the Closing Deferred Consideration Schedule or the Deferred Consideration Payment Date Schedule delivered in connection with a Deferred Consideration Payment and calculated pursuant to Section 2.4(a)) to the full extent of the Liquidity Event Proceeds. Such prepayment shall be made solely in the form of a Deferred Consideration Cash Payment and in accordance with the procedures provided in subsection (b) below.
     (b) Purchaser shall, within five Business Days of the receipt or availability of Liquidity Event Proceeds, provide written notice thereof to Seller, which notice shall include (i) the amount of remaining Deferred Consideration (as set forth in the Closing Deferred Consideration Schedule or any Deferred Consideration Payment Date Schedule delivered in connection with a Deferred Consideration Payment and calculated pursuant to Section 2.4(a)); (ii) the Deferred Consideration Unit Price for the proposed Deferred Consideration Payment Date; (iii) the proposed Deferred Consideration Cash Payment and the number of Deferred Consideration Units such Deferred Consideration Cash Payment would equal if rounded to the next whole number Unit; and (iv) if the Liquidity Event Proceeds are less than the Deferred Consideration Unit Price (or multiple thereof) for the month in which the Liquidity Event or Excess Liquidity occurs, the portion of a Deferred Consideration Unit that remains unpaid after payment of the Liquidity Event Proceeds. Such unpaid portion shall be expressed as a fraction, the numerator of which is (A) the Deferred Consideration Unit Price for such month, multiplied by the number of Deferred Consideration Units provided in subsection (iii) above, minus (B) the Liquidity Event Proceeds (the “Unpaid Unit Amount”), and the denominator of which is the Deferred Consideration Unit Price (such fraction, the “Unpaid Unit Fraction”). No later than five Business Days from the date of any such notice, Purchaser shall pay the proposed Deferred Consideration Cash Payment to Seller by wire transfer of immediately available funds to an account designated in writing by Seller.
     (c) Purchaser may pay the Unpaid Unit Amount on any future Deferred Consideration Payment Date by multiplying the Unpaid Unit Fraction by the Deferred

Consideration Unit Price for the month in which such Deferred Consideration Payment Date occurs, provided that any Unpaid Unit Amount resulting from a payment obligation payable on or prior to July 31, 2009, must be fully paid on or prior to July 31, 2009, and any Unpaid Unit Amount resulting from a payment obligation payable after July 31, 2009 must be fully paid on or prior to October 30, 2009.
     5.9 Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby.
     5.10 Public Disclosure. Except as may be required by Law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Purchaser and Seller; and (b) Purchaser and Seller shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated herein.
     5.11 LLC Agreement. Purchaser and Seller agree to cooperate to effectuate the transfer of the GAM Shares and the Note in accordance with the terms of the LLC Agreement.
     5.12 Indemnity.
     (a) From and after the Closing, Purchaser agrees to indemnify and hold harmless each of Seller and its Affiliates and each of their respective officers, directors, employees and agents (the “Seller Indemnified Parties”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, losses, damages, costs, expenses (including reasonable attorneys’ fees and disbursements), liabilities and obligations, including losses resulting from the diminution of value of any Purchaser Common Stock transferred to Seller pursuant to this Agreement (collectively, “Losses”), arising from (i) any breach or any material inaccuracy of any of Purchaser’s representations or warranties in this Agreement as of the Closing Date or the Deferred Consideration Payment Date, as applicable, or such other date that the representations or warranties were made; or (ii) Purchaser’s breach of any agreement or covenant made by Purchaser in this Agreement.
     (b) From and after the Closing, Seller agrees to indemnify and hold harmless each of Purchaser, its Affiliates and permitted assigns and each of their respective officers, directors, employees and agents (the “Purchaser Indemnified Parties”) to the fullest extent lawful, from and against any and all Losses arising from (i) any breach or any material inaccuracy of any of Seller’s representations or warranties in this Agreement as of the Closing Date or the Deferred Consideration Payment Date, as applicable, or such other date that the representations or warranties were made; or (ii) Seller’s material breach of any agreement or covenant made by Seller in this Agreement.
     (c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.
     (d) The cumulative indemnification obligation of (i) Purchaser to Seller and the Seller Indemnified Parties or (ii) Seller to Purchaser and the Purchaser Indemnified Parties, shall in no event exceed the Purchase Price (as set forth in the Closing Deferred Consideration Schedule).
     (e) Any claim for indemnification pursuant to this Section for breach of any representation or warranty, can only be brought on or prior to the second anniversary of the Closing Date, provided that if notice of a claim for indemnification pursuant to this Section for breach of any such representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally adjudicated.
     (f) Except for the default provision of Section 2.5, the indemnity provided for in this Section shall be the sole and exclusive monetary remedy of each Seller Indemnified Party and each Purchaser Indemnified Party after the Closing for any Losses arising from (i) any breach of any of Purchaser’s or Seller’s respective representations or warranties in this Agreement; or (ii)

Purchaser’s or Seller’s breach of any of their respective agreements or covenants in this Agreement prior to the Closing Date, as the case may be, provided that nothing herein shall limit in any way any party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. For the avoidance of doubt, this subsection shall not apply to Purchaser’s obligation to pay the Deferred Consideration and shall in no way limit any indemnity obligation set forth in the Registration Rights Agreement or the right to equitable relief pursuant to Section 9.11.
     (g) No investigation of Purchaser by Seller, or of Seller by Purchaser, whether prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right under this Section 5.12 or be deemed to be a waiver of any such right.
     (h) Any indemnification payments pursuant to this Section shall be treated as an adjustment to the Purchase Price for U.S. federal income and applicable state and local tax purposes, unless a different treatment is required by applicable Law.
     5.13 Solvency. Purchaser is, and after giving effect to the incurrence of all obligations being incurred in connection herewith and will be and will continue to be so long as all or any portion of the Deferred Consideration remains unpaid, individually and together with its Subsidiaries on a consolidated basis, Solvent.
     5.14 Ranking. The obligation of Purchaser to pay the Deferred Consideration will, with respect to payment rights and rights on liquidation, winding-up and dissolution, rank on a parity with all senior unsecured Indebtedness of Purchaser.
     5.15 Post-Closing Cooperation and Retention of Records.
     (a) Following the Closing, Purchaser shall, and shall cause the Company to, (a) preserve and keep the records of the Company (and its predecessors) held immediately prior to the Closing relating to the business of the Company (and its predecessors) for so long as and to the extent required by applicable Law (but in no event less than seven years after the Closing Date) and to abide by all record retention agreements entered into with any Governmental Entity; and (b) to the extent permitted by applicable Law, make such records available to Seller and its representatives and provide them with reasonable access thereto, as may be reasonably required by Seller, including in connection with any legal proceedings against or investigations by any Governmental Entity, and in order to comply with its obligations under applicable Law and this Agreement or otherwise reasonably necessary for the conduct of Seller’s business and operations. In the event Purchaser or any of its Affiliates wishes to destroy any such records after that time in accordance with its normal document retention policy, then Purchaser shall (or shall cause such Affiliate to) give 90 days’ prior written notice to Seller and (to the extent permitted by applicable Law) Seller shall have the right at its option and expense, upon prior written notice given within such ninety-day period, to take possession of the records within 60 days after the date such notice is given by Seller to Purchaser.
     (b) From and after the Closing Date and upon the good faith request of Purchaser, Seller and its Affiliates shall provide reasonable assistance to Purchaser in respect of Company records that remain in Seller’s sole and exclusive possession following the Closing Date.

     5.16 Company Filings. Purchaser agrees that Seller shall have a reasonable opportunity to review and comment on New Seller Disclosure in any registration statement proposed to be filed with the SEC relating to the Company or any comparable offering document used in connection with any offering of the Company’s securities by the Company or Purchaser (including each amendment or supplement to any such document) prior to the three (3) year anniversary of the Closing Date, and unless required by Law no such registration statement, offering document, amendment or supplement containing New Seller Disclosure shall be so filed or otherwise published without the prior written consent of Seller, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Seller shall have no obligation whatsoever to review or comment on any New Seller Disclosure, provided that if Purchaser shall not have received comments on any New Seller Disclosure from Seller within three Business Days of submission of such New Seller Disclosure to Seller for review, then Seller shall be deemed to have waived its rights under this Section.
     5.17 Purchaser Registration Statement. Not later than three Business Days prior to the Closing, Purchaser shall deliver to Seller a draft of an S-3 Shelf Registration Statement covering the Initial Stock Consideration in a form and substance reasonably acceptable to Seller.
     5.18 HSR Act. If required by the HSR Act, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.
     5.19 Credit Facility Amendment. Without the prior written consent of Seller, so long as any portion of the Deferred Consideration remains unpaid, Purchaser shall not enter into any amendment, waiver or modification of the Credit Facility that would (i) violate, or result in a breach of any covenant contained in, this Agreement or the Registration Rights Agreement, or (ii) otherwise impair the ability of Purchaser to perform its obligations under this Agreement and the Registration Rights Agreement. Notwithstanding the foregoing, Purchaser shall provide Seller with a copy of any amendment, waiver or modification of the Credit Facility, whether or not such amendment, waiver or modification is subject to the prior written consent of Seller pursuant to the immediately preceding sentence in this Section 5.19, promptly after the execution thereof.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment or waiver, on or before the Closing, of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement, without regard to any materiality or material adverse effect qualifier contained therein, shall be true and correct on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
     (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
     (c) Certificates.
     (i) Seller shall have received from Purchaser a certificate, dated the Closing Date, duly executed by a duly authorized officer of Purchaser, satisfactory in form to Seller, to the effect of Section 6.1(a) and (b) above.
     (ii) Seller shall have received from Purchaser a certified copy of the Closing Deferred Consideration Schedule, duly executed by the chief financial officer of Purchaser, satisfactory in form to Seller.
     (d) No Actions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, judgment, ruling or decree, whether temporary, preliminary or permanent, which is in effect and which prohibits consummation of the Closing. No Law shall have been promulgated, enacted or entered and is in effect that prohibits or otherwise makes illegal the performance of this Agreement or the transactions contemplated hereby.
     (e) Purchaser VWAP. The Purchaser VWAP shall be not less than $15 per share.
     (f) NASDAQ Listing. The Purchaser Common Stock to be issued at the Closing shall have been authorized for listing on NASDAQ, subject only to official notice of issuance.
     (g) 8-K Filing and Press Release. The actions contemplated by Section 5.3 shall have occurred as and when required by such Section.
     (h) Purchaser MAE. Since the date of this Agreement, there shall not have occurred any Purchaser Material Adverse Effect.
     (i) Registration Statement. Purchaser shall have delivered to Seller a draft of an S-3 Shelf Registration Statement covering the Initial Stock Consideration in a form and substance reasonably acceptable to Seller.
     (j) Registration Rights Agreement. Each of the Registration Rights Agreement, substantially in the form attached hereto, and the related indemnity letter agreement by and between Purchaser and Goldman, Sachs & Co. shall have been executed and delivered by Purchaser.

     6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment or waiver, on or before the Closing, of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement, without regard to any materiality or material adverse effect qualifier contained therein, shall be true and correct on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Seller Material Adverse Effect.
     (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
     (c) Certificates.
     (i) Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by a duly authorized officer of Seller, satisfactory in form to Purchaser, to the effect of Section 6.2(a) and (b) above.
     (ii) Purchaser shall have received from Seller a certificate of non-foreign status meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2).
     (d) No Actions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, judgment, ruling or decree, whether temporary, preliminary or permanent which is in effect and which prohibits consummation of the Closing. No Law shall have been promulgated, enacted or entered and is in effect that prohibits or otherwise makes illegal the performance of this Agreement or the transactions contemplated hereby.
     (e) Purchaser VWAP. The Purchaser VWAP shall be not less than $15 per share.
     (f) Closing Agreements. The Registration Rights Agreement and the Note Assignment Agreement, in each case, substantially in the form attached hereto, shall have been executed and delivered by Seller.
ARTICLE VII
TAX MATTERS
     7.1 Company Tax Returns. After the Closing, Purchaser shall cause the Company to prepare all Tax Returns that relate to any Pre-Closing Tax Period, required by Law to be filed by the Company in accordance with Section 7.02 of the LLC Agreement. Pursuant to Section 706 of the Code, Profits, Losses and items thereof for any taxable period that includes (but does not end on) the Closing Date shall be determined based on an interim closing of the books as of 5:00 p.m., New York time, on the Closing Date.
     7.2 Contest. After the Closing, Purchaser shall notify Seller of any Contest that relates to any Pre-Closing Tax Period and shall provide Seller with the opportunity to participate in all proceedings, in accordance with Section 7.02 of the LLC Agreement.
     7.3 Tax Cooperation. After the Closing, Purchaser shall furnish or cause to be furnished to Seller and Seller shall furnish or cause to be furnished to Purchaser, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, as is reasonably requested for the filing of any Tax Returns that relate to any Pre-Closing Tax Period (including, without limitation, information regarding the company’s unrealized receivables and inventory items for purposes of §751 of the Code), for the preparation of, and for the prosecution or defense of any Contest that relates to any Pre-Closing Tax Period, including executing and delivering such powers of attorney and other documents as are necessary to carry out the provisions of this Article VII.
     7.4 Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer), withholding, capital gains transfer taxes, stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be borne by Purchaser, whether levied on Purchaser or Seller. Purchaser shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes. Purchaser and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall to that extent execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.
     7.5 Purchase Price Allocation. For purposes of Sections 751 and 743(b) of the Code, the Company, Purchaser and Seller shall allocate the portion of the Purchase Price which is treated as the purchase price for U.S. tax purpose (as opposed to the portion, if any, treated as interest or other income for such purposes), in accordance with Section 755 of the Code and cooperate fully with each other in order to complete such allocation, together with any related Tax elections, forms or schedules, within a reasonable period of time following the Closing Date. Purchaser and Seller will use efforts that are reasonable and in good faith to agree on such allocation among the assets within 90 days of the Closing Date and will also use efforts that are reasonable and in good faith to produce a preliminary estimate of such allocation among the assets within 30 days of the Closing Date. If the parties fail to reach such agreement, the parties may report such purchase price allocation in their discretion, except as required by Law. Except as required pursuant to a determination (as defined in Section 1313 of the Code), the parties hereto agree not to take any position inconsistent with such characterization or allocation in any Tax Return, in any refund claim or in any examination, litigation, investigation or otherwise.

ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
     (a) By the mutual consent of Purchaser, on the one hand, and Seller, on the other hand, in a written instrument;
     (b) By Seller, if any of the conditions set forth in Section 6.1 becomes incapable of satisfaction;
     (c) By Purchaser, if any of the conditions set forth in Section 6.2 becomes incapable of satisfaction; or
     (d) By Purchaser or Seller, in the event that the Closing has not occurred on or before February 26, 2009, unless the failure to so consummate by such time is due to (i) a material breach of this Agreement by the party seeking to terminate, in which case such party shall have no right to terminate this Agreement pursuant to this Section 8.01(d) or (ii) the failure to satisfy the conditions set forth in Section 6.1(d) or Section 6.2(d) herein, in which case neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) until 5:00 p.m., New York City time, on March 9, 2009.
     8.2 Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, (a) this Agreement shall forthwith become wholly void and of no further force and effect and all further obligations of the parties hereto or of their respective officers, directors or employees with respect to any obligation under this Agreement shall terminate without further liability except (a) for the obligations under Section 5.10 (Public Disclosure), this Section and Article IX, each of which shall survive in its entirety any termination of this Agreement and shall remain in full force and effect; and (b) such termination shall not relieve or release any party for any liabilities or damages caused by reason of such party’s knowing or willful breach of this Agreement. The parties further agree that if the Agreement is terminated pursuant to Article VIII prior to the Closing Date, such termination shall be deemed to be a failure to complete the transfer of the GAM Shares within the applicable period set forth in Section 8.06(b) of the LLC Agreement and the provisions set forth in Section 8.06(c) of the LLC Agreement shall apply; provided, however, that except for the waiver described in the immediately preceding sentence, neither party shall be deemed to have waived any of its other rights under the LLC Agreement.
ARTICLE IX
MISCELLANEOUS
     9.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, provided that Seller shall be permitted to assign its rights in whole or in part without Purchaser consent and Purchaser shall execute and deliver to Seller or its assignee such instruments and documents and take such other actions as Seller or such assignee may reasonably request or as may be otherwise reasonably necessary to consummate more fully and effectively such assignment. Upon any such permitted assignment, the references in this Agreement to Seller shall also apply to any such assignee unless the context otherwise requires. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.
     9.2 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Purchaser:	Coinstar, Inc.
1800 114th Ave. SE
Bellevue, WA 98009-9258
Attention: Don Rench, General Counsel
Facsimile: (425) 943-8090

With a copy to:	Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Attention: Andrew Bor, Esq.
Facsimile: (206) 359-8000

If to Seller:	GetAMovie, Inc.
2915 Jorie Boulevard. Dept. 060
Oak Brook, IL 60523
Attention: Cathy Griffin, Esq., Vice-President, General Counsel and Secretary
Facsimile: (630) 623-8154

With a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Janet L. Fisher, Esq.
Facsimile: (212) 225-3999
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section. All notices may be sent by facsimile, or registered or certified mail, return receipt requested, postage prepaid. Notice shall be effective upon actual receipt thereof.
     9.3 Incorporation. All exhibits attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein.

     9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed in that State.
     9.5 Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by Seller or Purchaser seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York County, New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     9.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose.
     9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.8 Waiver. Any term, condition or provision of this Agreement may be waived to the extent permitted by Law in writing at any time by the party which is entitled to the benefits thereof. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.
     9.9 Expenses. Except as otherwise provided herein, each party shall bear and pay all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with this Agreement and the transactions contemplated hereby.
     9.10 Severability. If any provision of this Agreement, as applied to any part or circumstance, shall be adjudged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.
     9.11 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby at or prior to the Closing, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance at or prior to the Closing to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at Law or in equity.
     9.12 Fair Market Value. As provided in the recitals to this Agreement, this Agreement sets forth the fair market value of the GAM Shares as agreed to by Seller and Purchaser under Section 8.06(e) of the LLC Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COINSTAR, INC.

By	/s/ DAVID W. COLE
Name:	David W. Cole
Title:	Chief Executive Officer

GETAMOVIE, INC.

By	/s/ MICHAEL D. RICHARD
Name:	Michael D. Richard
Title:	Vice President – Treasury

SCHEDULE II
Deferred Consideration Unit Price by Deferred Consideration Payment Date

Initial
Consideration	Feb-09	Mar-09	Apr-09	May-09	Jun-09	Jul-09	Aug-09	Sep-09	Oct-09
32,500,000	10,150,000	10,350,000	10,600,000	10,850,000	11,100,000	11,400,000	11,700,000	12,000,000	12,300,000
34,000,000	10,000,000	10,200,000	10,450,000	10,700,000	10,950,000	11,250,000	11,550,000	11,850,000	12,150,000
35,500,000	9,850,000	10,050,000	10,300,000	10,550,000	10,800,000	11,100,000	11,400,000	11,700,000	12,000,000
37,000,000	9,700,000	9,900,000	10,150,000	10,400,000	10,650,000	10,950,000	11,250,000	11,550,000	11,850,000
38,500,000	9,550,000	9,750,000	10,000,000	10,250,000	10,500,000	10,800,000	11,100,000	11,400,000	11,700,000
40,000,000	9,400,000	9,600,000	9,850,000	10,100,000	10,350,000	10,650,000	10,950,000	11,250,000	11,550,000
41,500,000	9,250,000	9,450,000	9,700,000	9,950,000	10,200,000	10,500,000	10,800,000	11,100,000	11,400,000
43,000,000	9,100,000	9,300,000	9,550,000	9,800,000	10,050,000	10,350,000	10,650,000	10,950,000	11,250,000
44,500,000	8,950,000	9,150,000	9,400,000	9,650,000	9,900,000	10,200,000	10,500,000	10,800,000	11,100,000
46,000,000	8,800,000	9,000,000	9,250,000	9,500,000	9,750,000	10,050,000	10,350,000	10,650,000	10,950,000
47,500,000	8,650,000	8,850,000	9,100,000	9,350,000	9,600,000	9,900,000	10,200,000	10,500,000	10,800,000
49,000,000	8,500,000	8,700,000	8,950,000	9,200,000	9,450,000	9,750,000	10,050,000	10,350,000	10,650,000
50,500,000	8,350,000	8,550,000	8,800,000	9,050,000	9,300,000	9,600,000	9,900,000	10,200,000	10,500,000
52,000,000	8,200,000	8,400,000	8,650,000	8,900,000	9,150,000	9,450,000	9,750,000	10,050,000	10,350,000
53,500,000	8,050,000	8,250,000	8,500,000	8,750,000	9,000,000	9,300,000	9,600,000	9,900,000	10,200,000
55,000,000	7,900,000	8,100,000	8,350,000	8,600,000	8,850,000	9,150,000	9,450,000	9,750,000	10,050,000
For illustration only: Assuming an Initial Consideration payment of $40,000,000, if 5 Deferred Consideration Units are paid in the month of July and the remaining 5 Deferred Consideration Units are paid in the month of October the following would be the total Deferred Consideration paid by Purchaser:

	Number of
	Deferred
	Consideration	Deferred
	Units	Consideration	Total
Month	Purchased	Unit Price	Cost

Feb-09		9,400,000	—
Mar-09		9,600,000	—
Apr-09		9,850,000	—
May-09		10,100,000	—
Jun-09		10,350,000	—
Jul-09	5	10,650,000	53,250,000
Aug-09		10,950,000	—
Sep-09		11,250,000	—
Oct-09	5	11,550,000	57,750,000

	10

	Deferred Consideration		111,000,000

	Initial Consideration		40,000,000
	Deferred Consideration		111,000,000

	Purchase Price		151,000,000